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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25         SEC FILE NUMBER 0-20958

                                                       CUSIP NUMBER 0000842927

                           NOTIFICATION OF LATE FILING
--------------------------------------------------------------------------------
(Check one): Form 10-K   Form 20-F   Form 11-K   X  FORM 10-QSB    Form N-SAR
             Form N-CSR
--------------------------------------------------------------------------------
For Period Ended: JUNE 30, 2004

Transition Report on Form 10-K
Transition Report on Form 20-F
Transition Report on Form 11-K
Transition Report on Form 10-Q
Transition Report on Form N-SAR
For the Transition Period Ended: ____________________________________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________
PART I -- REGISTRANT INFORMATION
________________________________________________________________________________

CARE CONCEPTS I, INC.
---------------------
Full Name of Registrant


CARE CONCEPTS, INC.
-------------------
Former Name if Applicable


760 East McNab Road
-------------------
Address of Principal Executive Office (Street and Number)

Pompano Beach, Florida 33060
----------------------------
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

X (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE
State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(Attach extra Sheets if Needed)

The Company could not complete the Form 10-QSB within the prescribed time because of additional time required by the Registrant's management to provide certain information to be included in the report.

PART IV -- OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

STEVE MARKLEY, CHIEF EXECUTIVE OFFICER          (954) 786-2510
(Name)                                   (Area Code) (Telephone Number)
________________________________________________________________________________
(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s). X YES No
________________________________________________________________________________
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof ? Yes X NO If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________________

                             CARE CONCEPTS I, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: AUGUST 16, 2004          By:     /s/ STEVE MARKLEY
                                       --------------------------------------
                                       STEVE MARKLEY, CHIEF EXECUTIVE OFFICER